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                                                                                                            EXHIBIT 11

                                 VF CORPORATION
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                    (In thousands, except per share amounts)


wwww                                                                                   Fiscal Year Ended
                                                                       -----------------------------------------------
                                                                        January 1          January 2         January 4
                                                                          1994               1993              1992
                                                                       ----------         ----------        ----------
Primary earnings per common share
- ---------------------------------

Net income                                                               $246,415           $237,031          $161,330

Less preferred stock dividends                                              3,094              4,335             4,366
                                                                         --------           --------          --------

Net income available to
   common stockholders                                                   $243,321           $232,696          $156,964
                                                                         ========           ========          ========


Average number of common
   shares outstanding                                                      64,011             58,608            57,152
                                                                         ========           ========          ========


Primary earnings per share                                                  $3.80              $3.97             $2.75
                                                                         ========           ========          ========


Fully diluted earnings per common share
- ---------------------------------------

Net income                                                               $246,415           $237,031          $161,330

Increased ESOP contribution
   required if preferred stock
   were converted to common stock                                           1,567              2,488             2,656
                                                                         --------           --------          --------

Fully diluted earnings                                                   $244,848           $234,543          $158,674
                                                                         ========           ========          ========


Average number of common
   shares outstanding                                                      64,011             58,608            57,152

Additional common equivalent shares
   resulting from:
   Conversion of preferred stock                                            1,647              1,664             1,676
   Dilutive effect of stock options                                           367                716             1,644
                                                                         --------           --------          --------

Average number of common and common
   equivalent shares                                                       66,025             60,988            60,472
                                                                         ========           ========          ========


Fully diluted earnings per share                                            $3.71              $3.85             $2.62
                                                                         ========           ========          ========
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